NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on December 31, 2007, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on December 20, 2007 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Tribune Company and Tesop Corporation a wholly-owned corporation of the Tribune Employee Stock Ownership Plan (‘ESOP’), which is formed by Tribune Company, GreatBanc Trust Company, trustee of the ESOP, and EGI-TRB, L.L.C., a limited liability company wholly owned by a trust established for the benefit of Samuel Zell and his family became effective on December 20, 2007. Each share of Common Stock of Tribune Company was converted into $34.00 in cash per share. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on December 21, 2007.